[LETTERHEAD OF GALLOP, JOHNSON & NEUMAN, L.C.]

Exhibit 5.2

January 11, 2011

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, MO 65802

Ladies and Gentlemen:

This firm has acted as special Missouri counsel to O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”), and those corporations and limited liability companies that are subsidiaries of O’Reilly and listed on Schedule 1 attached hereto (the “Missouri Guarantors”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by O’Reilly and certain of its subsidiaries listed in the Registration Statement, including the Missouri Guarantors (collectively, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, by O’Reilly of an indeterminate amount of its Senior Notes due 2021 (the “Notes”). The offering of the Notes will be made as set forth in the prospectus contained in the Registration Statement (the “Preliminary Prospectus”), as that Preliminary Prospectus is supplemented by a final prospectus or term sheet with respect to the Notes and the Guarantees (as defined below). In conjunction with the issuance of the Notes, the Guarantors will issue guarantees with respect to the Notes (the “Guarantees”). The Notes and the Guarantees will be issued pursuant to an indenture, to be entered into by and among O’Reilly, the Guarantors and UMB Bank, N.A. (the “Trustee”), the form of which is filed as an exhibit to the Registration Statement (as may be further supplemented from time to time, the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. We have also assumed the validity and constitutionality of each statute covered by this opinion letter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

O’Reilly Automotive, Inc.

January 11, 2011

This opinion letter is based as to matters of law solely on applicable provisions of The General and Business Corporation Law of Missouri (“Missouri Corporation Law”), which shall include the statutory provisions contained therein, all applicable provisions of the respective jurisdiction’s Constitution and the reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. We note that the Indenture, the Notes, the Guarantees and other documents ancillary thereto that we examined in connection with this opinion provide that they are to be governed by laws of the state of New York, with certain qualifications and exceptions. Without limiting the generality of this paragraph, we express no opinion as to the interpretation of the choice of law provisions in such documents, including, without limitation, which provisions of such documents a court would deem subject to the laws of the state of Missouri rather than the laws of the state of New York.

We have also assumed that (a) all necessary corporate action has been taken to authorize and approve the issuance and terms of the Guarantees and the Notes to which they pertain, the terms of the offering thereof and related matters, (b) the Guarantees to be executed by the Missouri Guarantors have been duly executed and delivered by the Missouri Guarantors and the other Guarantees have been duly authorized, executed and delivered by the other Guarantors, (c) the Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor in accordance with the Underwriting Agreement (the “Underwriting Agreement”), to be entered into by and among O’Reilly, the Guarantors and Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule I of the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement; and (d) each of the Underwriting Agreement and the Indenture has been duly authorized by all parties thereto (other than O’Reilly and the Missouri Guarantors) and will be duly executed and delivered by all parties thereto.

Based upon and subject to the foregoing and other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Notes provided for in the Indenture and the Underwriting Agreement have been duly authorized by all required corporate action of O’Reilly.

2.	The Guarantees to be executed by the Missouri Guarantors have been duly authorized by all required corporate or limited liability company action (as the case may be) of the Missouri Guarantors.

This opinion is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation,

O’Reilly Automotive, Inc.

January 11, 2011

(a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent changes of fact or law affect adversely our ability to render at such time an opinion containing the same legal conclusions set forth herein and subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Subject to all qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Skadden, Arps, Slate, Meagher & Flom LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to O’Reilly relating to the Notes, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ GALLOP, JOHNSON & NEUMAN, L.C.

SCHEDULE 1

Missouri Guarantors

O’Reilly Automotive Stores, Inc.

Ozark Automotive Distributors, Inc.

Greene County Realty Co.

O’Reilly II Aviation Corporation

Ozark Services, Inc.

Ozark Purchasing, LLC